Exhibit 99.1

Lantheus Reports Preliminary Fiscal Year 2023 Revenue
Full year 2023 worldwide revenue expected to be in the range of $1.295 – 1.297 billion, a 38 - 39% increase over the prior year including a $15 million RELISTOR milestone achievement
Full year 2023 PYLARIFY revenue expected to be in the range of $851 - 853 million, pending final partner reconciliation, an increase of 61 - 62% over the prior year
Full year 2023 DEFINITY revenue expected to be approximately $279 million, a 14% increase over the prior year
BEDFORD, Mass., January 09, 2024 (GLOBE NEWSWIRE) – Lantheus Holdings, Inc. (the Company) (NASDAQ: LNTH), the leading radiopharmaceutical-focused company committed to enabling clinicians to Find, Fight and Follow disease to deliver better patient outcomes, today reported certain preliminary unaudited financial results for its fiscal year ended December 31, 2023.

Full Year 2023 Revenue Highlights
	Year Ended December 31, 2023	Year Ended December 31, 2022	YoY Change
Worldwide Revenue	$1.295 - 1.297 billion	$935.1 million	+38 - 39%
PYLARIFY Revenue	$851 - 853 million	$527.4 million	+61 - 62%
“Lantheus has consistently exemplified our strong commitment to excellence and has been at the forefront in the ongoing renaissance in the radiopharmaceutical industry,” stated Mary Anne Heino, Chief Executive Officer of Lantheus. “Over the course of the past year, Lantheus has impacted the lives of more than six million patients and their families. Our efforts have resulted in record revenues and a period of exceptional achievement. As we head into 2024, Lantheus is well positioned for growth and to deliver sustained shareholder value, driven by our radiopharmaceutical platform and supported by the dedicated efforts of the Lantheus team to Find, Fight and Follow disease to deliver better patient outcomes.”
Fiscal Year 2023 Revenue
•Worldwide revenue for the full year 2023 is expected to be in the range of $1.295 - 1.297 billion, compared with $0.935 billion for the full year 2022, which would represent an increase of approximately 38 - 39% over the prior year period, exceeding the Company’s previously issued guidance range of $1.255 - 1.270 billion;
•Expected worldwide revenue for the full year 2023, excluding the RELISTOR sales milestone of $15 million, represents an increase of approximately 37% over the prior year period;
•PYLARIFY revenue for the full year 2023 is expected to be in the range of $851 - 853 million, pending final partner reconciliation, compared with $527.4 million for full year 2022, which represents an increase of approximately 61 - 62%; and
•DEFINITY revenue for the full year 2023 is expected to be approximately $279 million, compared with $245.0 million for full year 2022, which represents an increase of approximately 14%.
These preliminary results are unaudited and remain subject to adjustment. Lantheus will provide its fourth quarter and full year 2023 financial results, and further details related to its 2024 financial expectations, in late February 2024.
About Lantheus
Lantheus is the leading radiopharmaceutical-focused company, delivering life-changing science to enable clinicians to Find, Fight and Follow disease to deliver better patient outcomes. Headquartered in Massachusetts with offices in New Jersey, Canada and Sweden, Lantheus has been providing radiopharmaceutical solutions for more than 65 years. For more information, visit www.lantheus.com.
Safe Harbor for Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of

1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by their use of terms such as “anticipate,” “believe,” “confident,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intend,” “introduce,” “may,” “momentum,” “plan,” “potential,” “predict,” “progress,” “project,” “promising,” “should,” “target,” “will,” “would” and other similar terms. Such forward-looking statements include our preliminary revenue results for fiscal year 2023 and are based upon current plans, estimates and expectations that are subject to risks and uncertainties that could cause actual results to materially differ from those described in the forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements include: (i) continued market expansion and penetration for our established commercial products, particularly PYLARIFY and DEFINITY, in a competitive environment in which other imaging agents have been approved and are being commercialized, and our ability to clinically and commercially differentiate our products from other products; (ii) our ability to have third parties manufacture our products and our ability to manufacture DEFINITY in our in-house manufacturing facility; (iii) the global availability of Molybdenum-99 (“Mo-99”) and other raw material and key components; (iv) the efforts and timing for clinical development, regulatory approval and successful commercialization of our product candidates and new clinical applications and territories for our products, in each case, that we or our strategic partners may undertake; (v) our strategies, future prospects, and our projected growth, including revenue related to our collaboration agreements with POINT Biopharma Global Inc.; (vi) our ability to successfully continue existing clinical development partnerships using MK-6240 as a research tool and to further develop and commercialize such research tool; (vii) our ability to identify and acquire or in-license additional diagnostic and therapeutic product opportunities in oncology and other strategic areas and continue to grow our pipeline of products; and (viii) the risk and uncertainties discussed in our filings with the Securities and Exchange Commission (including those described in the Risk Factors section in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q).

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Contacts:
Mark Kinarney
Vice President, Investor Relations
978-671-8842
ir@lantheus.com

Melissa Downs
Senior Director, External Communications
646-975-2533
media@lantheus.com